Nov. 27, 2012 11:43 UTC

Beacon Roofing Supply Reports Fourth Quarter and Annual 2012 Results

•	Record fourth quarter sales of $598 million vs. $576 million.

•	Fourth quarter EPS of $0.58 ($0.60 adjusted) vs. $0.67 ($0.56 adjusted).

•	Record annual EPS of $1.58 ($1.67 adjusted) vs. $1.27 ($1.16 adjusted).

•	Record annual sales of $2.04 billion vs. $1.82 billion.

•	Annual existing market sales up 6%.

PEABODY, Mass.—(BUSINESS WIRE)— Beacon Roofing Supply, Inc. (the “Company”) (NASDAQ: BECN) announced results today for its fourth quarter and fiscal year ended September 30, 2012.

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “We are very pleased with our record quarter and annual 2012 results, which exceeded our expectations. Our total sales benefited from the positive impact of acquisitions and from a 6% increase in existing market sales for the year. The adjusted fourth quarter net income exceeded last year’s adjusted net income, even though we were facing a very challenging comparison to last year’s fourth quarter, when there were substantial roofing activities from hail storms. Our gross margin continued to improve over the prior year, and our annual operating margin was significantly higher than in 2011. We are confident in the long-term growth opportunities available in our industry and are actively investing to realize those opportunities, such as with our most recent acquisition of McClure-Johnston.”

Fourth Quarter

Total sales increased 3.9% to $598.1 million in 2012 from $575.6 million in 2011. Existing market (organic) sales, which exclude branches acquired after the beginning of last year’s fourth quarter, declined 5.6% (4.1% based on the same number of business days). In existing markets, residential and non-residential roofing product sales decreased 3.3% and 10.5%, respectively, while complementary product sales increased 1.2%. This year’s fourth quarter sales were primarily impacted by lower roofing activity in the markets affected by last year’s hail storms, partially offset by the benefit of slightly higher overall average selling prices.

Net income for the fourth quarter was $27.9 million compared to $31.3 million in 2011. Fourth quarter diluted net income per share was $0.58 compared to $0.67 in 2011. The lower net income was due primarily to a one-time income tax benefit of $5.1 million, or $0.11 diluted income per share, realized in 2011. The benefit in 2012 from the higher sales and gross margin rate and lower interest expense was partially offset by the impact from higher operating expenses compared to 2011. Earnings in the fourth quarter of fiscal 2012 were also impacted by the following items: a charge of $3.0 million ($1.8 million net of tax), or approximately $0.04 diluted earnings per share, for the recognition of termination benefits in operating expenses associated with an acquisition and the announced retirement of our CFO; and a benefit of $1.1 million ($0.7 million net of tax), or approximately $0.01 diluted earnings per share, for the recognition of the change in the fair value of certain interest rate derivatives in interest expense and other financing costs. Below is a recap of the calculation of our adjusted diluted income per share for the fourth quarter of this year and last year (in thousands except per share amounts):

		Diluted		Diluted
	2012	EPS	2011	EPS
Net income	$27,891	$0.58	$31,257	$0.67
Company adjustments, net of income taxes:
Change in fair value of certain interest rate derivatives	(656)	(0.01)	-	-
Termination benefits	1,775	0.04	-	-
Change in tax status of foreign entity	-	-	(5,060)	(0.11)
Adjusted net income	$29,009	$0.60	$26,197	$0.56

The calculations of the adjusted diluted income and income per share for 2012 do not add down due to rounding.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (“Adjusted EBITDA”), which are reconciled to the net income in this press release, were $57.1 million in 2012 compared to $55.4 million in 2011, a 3.1% increase.

Fiscal Year

Total sales increased 12.5% to $2.04 billion in 2012 from $1.82 billion in 2011. Existing market sales increased 6.3% (7.6% based on the same number of business days). In existing markets, residential and non-residential roofing product sales increased 11.8% and 2.3%, respectively, while complementary product sales declined 0.4%. Annual sales were favorably impacted by increased re-roofing and remodeling activities in the first half of the this year, including the impact from improved weather conditions and stronger business in several markets that experienced significant storms during the course of last fiscal year, and by higher average selling prices.

Annual net income was $75.6 million in 2012 compared to $59.2 million in 2011. Annual diluted net income per share was $1.58 compared to $1.27 per share in 2011. The higher net income was due to the higher sales and gross margin rate, partially offset by the impact from certain charges discussed below, higher operating expenses and a higher income tax provision. Earnings in fiscal 2012 were impacted by the following items: the fourth quarter charge of $3.0 million ($1.8 million net of tax), or approximately $0.04 diluted earnings per share, for the recognition of the termination benefits mentioned above; a charge of $3.8 million ($2.3 million net of tax), or approximately $0.05 diluted earnings per share, for the recognition of the fair value of certain interest rate derivatives and other charge in interest expense and other financing costs resulting from the Company’s refinancing in April 2012; and a charge of $0.3 million, or approximately $0.01 diluted earnings per share, from the increase in the liability for consideration due for the Enercon acquisition. As mentioned above, there was a one-time income tax benefit of $5.1 million, or $0.11 diluted income per share, realized in the fourth quarter of 2011.

Adjusted EBITDA for fiscal 2012 was $176.1 million compared to $134.9 million for fiscal 2011, an increase of 30.6%.

Cash flow from operations was $85.4 million in 2012 compared to $79.3 million in 2011. This increase in operating cash flows was influenced mostly by the positive impact from the higher net income and from higher non-cash charges this year, partially offset by the impact from less favorable changes in working capital. Cash on hand decreased by $102.8 million to $40.2 million at September 30, 2012 compared to $143.0 million at September 30, 2011, due primarily to a significant paydown of debt this year (net of new borrowings) and the costs of the acquisitions made since last year.

The Company will host a webcast and conference call today at 10:00 a.m. ET to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 719-325-2329. To assure timely access, call participants should call in before 10:00 a.m.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, operating 224 branches in 38 states in the United States and across Canada.

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

Beacon Roofing Supply, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Fiscal Quarter Ended				Fiscal Year Ended
	September 30, 2012	% of Net Sales	September 30, 2011	% of Net Sales	September 30, 2012	% of Net Sales	September 30, 2011	% of Net Sales

Net sales	$598,121	100.0%	$575,562	100.0%	$2,043,658	100.0%	$1,817,423	100.0%
Cost of products sold	448,494	75.0%	442,691	76.9%	1,542,254	75.5%	1,397,798	76.9%
Gross profit	149,627	25.0%	132,871	23.1%	501,404	24.5%	419,625	23.1%

Operating expenses	101,325	16.9%	85,269	14.8%	357,732	17.5%	315,883	17.4%

Income from operations	48,302	8.1%	47,602	8.3%	143,672	7.0%	103,742	5.7%
Changes in assets and liabilities, excluding the effects of acquisitions:
Interest expense and other financing costs	2,456	0.3%	3,383	0.6%	17,173	0.8%	13,364	0.7%

Income before income taxes	45,846	7.7%	44,219	7.7%	126,499	6.2%	90,378	5.0%
Income taxes	17,955	3.0%	12,962	2.3%	50,934	2.5%	31,158	1.7%

Net income	$27,891	4.7%	$31,257	5.4%	$75,565	3.7%	$59,220	3.3%

Net income per share:
Basic	$0.59		$0.68		$1.62		$1.29
Diluted	$0.58		$0.67		$1.58		$1.27

Weighted average shares used in computing
net income per share:
Basic	47,245,476		46,129,848		46,718,948		45,919,198
Diluted	48,302,368		46,959,634		47,840,967		46,753,152

BEACON ROOFING SUPPLY, INC

Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2012	September 30, 2011

Assets
Current assets:
Cash and cash equivalents	$40,205	$143,027
Accounts receivable, net	291,456	280,322
Inventories	222,740	202,474
Prepaid expenses and other assets	60,287	37,573
Deferred income taxes	16,087	15,469
Total current assets	630,775	678,865
Changes in assets and liabilities, excluding the effects of acquisitions:
Property and equipment, net	57,376	47,427
Goodwill	443,161	380,916
Other assets, net	85,670	49,756

Total assets	$1,216,982	$1,156,964

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$167,390	$182,523
Accrued expenses	71,627	69,906
Current portions of long-term obligations	56,932	15,605
Total current liabilities	295,949	268,034

Senior notes payable and other obligations, net of current portion	220,875	311,511
Deferred income taxes	48,196	38,992

Common stock	477	462
Additional paid-in capital	280,184	248,260
Retained earnings	368,675	293,110
Accumulated other comprehensive income (loss)	2,626	(3,405)
Total stockholders' equity	651,962	538,427

Total liabilities and stockholders' equity	$1,216,982	$1,156,964

BEACON ROOFING SUPPLY, INC

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	September 30, 2012	September 30, 2011

Operating activities:
Net income	$75,565	$59,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,353	25,060
Stock-based compensation	7,873	6,073
Adjustment of liability for contingent consideration	250	-
Certain interest expense and other financing costs	4,359	-
Gain on sale of fixed assets	(1,278)	(750)
Deferred income taxes	7,700	(465)
Changes in assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	19,804	(35,314)
Inventories	13,338	(35,016)
Prepaid expenses and other assets	(22,448)	7,470
Accounts payable and accrued expenses	(44,155)	53,012
Net cash provided by operating activities	85,361	79,290

Investing activities:
Purchases of property and equipment	(17,404)	(14,433)
Acquisition of businesses	(141,049)	(34,942)
Proceeds from sales of assets	1,418	1,543
Net cash used in investing activities	(157,035)	(47,832)

Financing activities:
Borrowings (repayments) under revolving lines of credit, net	41,272	(50)
Repayments under senior notes & other, net	(91,785)	(11,053)
Payment of deferred financing costs	(5,377)	-
Proceeds from exercise of options	21,478	5,302
Income tax benefit from stock-based compensation deductions in excess of the associated compensation cost	2,588	-756
Net cash used by financing activities	(31,824)	(5,045)

Effect of exchange rate changes on cash	676	(522)
Net increase (decrease) in cash and cash equivalents	(102,822)	25,891
Cash and cash equivalents at beginning of period	143,027	117,136
Cash and cash equivalents at end of period	$40,205	$143,027

BEACON ROOFING SUPPLY, INC
Unaudited
Consolidated Sales by Product Line
Three Months Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$301.9	50.5%	$278.0	48.3%	$23.9	8.6%
Non-residential roofing products	219.6	36.7%	229.4	39.9%	(9.8)	-4.3%
Complementary building products	76.6	12.8%	68.1	11.8%	8.5	12.5%

	$598.1	100.0%	$575.6	100.0%	$22.6	3.9%

Consolidated Sales by Product Line for Existing Markets*
Three Months Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$268.8	49.5%	$278.0	48.3%	$(9.2)	-3.3%
Non-residential roofing products	205.4	37.8%	229.4	39.9%	(24.0)	-10.5%
Complementary building products	68.9	12.7%	68.1	11.8%	0.8	1.2%

	$543.1	100.0%	$575.6	100.0%	$(32.4)	-5.6%

Existing Market Sales by Business Day**
Three Months Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$4.267	49.5%	$4.344	48.3%	$(0.1)	-1.8%
Non-residential roofing products	3.260	37.8%	3.584	39.9%	(0.3)	-9.0%
Complementary building products	1.094	12.7%	1.064	11.8%	0.0	2.8%

	$8.621	100.0%	$8.992	100.0%	$(0.4)	-4.1%

Note: Some totals above may not foot due to rounding.

*Excludes branches acquired during the four quarters prior to the start of the fourth quarter of fiscal 2012.

**There were 63 business days in this year's fourth quarter compared to 64 business days in last year's fourth quarter.

BEACON ROOFING SUPPLY, INC
Unaudited
Consolidated Sales by Product Line
Fiscal Years Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$1,023.5	50.1%	$850.0	46.8%	$173.5	20.4%
Non-residential roofing products	757.9	37.1%	718.1	39.5%	39.8	5.5%
Complementary building products	262.2	12.8%	249.3	13.7%	12.9	5.2%

	$2,043.6	100.0%	$1,817.4	100.0%	$226.2	12.4%

Consolidated Sales by Product Line for Existing Markets*
Fiscal Years Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$923.5	48.5%	$826.2	46.1%	$97.3	11.8%
Non-residential roofing products	734.0	38.5%	717.4	40.0%	16.6	2.3%
Complementary building products	247.9	13.0%	248.8	13.9%	(0.9)	-0.4%

	$1,905.4	100.0%	$1,792.4	100.0%	$113.0	6.3%

Existing Market Sales By Business Day**
Fiscal Years Ended

	September 30, 2012		September 30, 2011
(dollars in millions)	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$3.679	48.5%	$3.253	46.1%	$0.427	13.1%
Non-residential roofing products	2.924	38.5%	2.824	40.0%	0.100	3.5%
Complementary building products	0.988	13.0%	0.980	13.9%	0.008	0.8%

	$7.591	100.0%	$7.057	100.0%	$0.535	7.6%

Note: Some totals above may not foot due to rounding.

*Excludes branches acquired during the four quarters prior to the start of fiscal 2012.

**There were 251 business days in fiscal year 2012 compared to 254 business days in fiscal year 2011.

BEACON ROOFING SUPPLY, INC
Results in Existing Markets-Unaudited

For the Fourth Quarter Ended:

	Existing Markets		Acquired Markets		Consolidated
	September 30,		September 30,		September 30,
(in thousands)	2012	2011	2012	2011	2012	2011

Net Sales	$543,094	$575,562	$55,027	$-	$598,121	$575,562

Gross Profit	134,986	132,871	$14,641	-	149,627	132,871
Gross Margin	24.9%	23.1%	26.6%		25.0%	23.1%

Operating Expenses	87,023	85,269	14,302	-	101,325	85,269
Operating Expenses as a % of Net Sales	16.0%	14.8%	26.0%		16.9%	14.8%

Operating Income	$47,963	$47,602	$339	$-	$48,302	$47,602
Operating Margin	8.8%	8.3%	0.6%		8.1%	8.3%

Beacon Roofing Supply, Inc.
Earnings Before Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation ("Adjusted EBITDA")
Unaudited
(Dollars in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2012	2011	2012	2011

Net income	$27,891	$31,257	$75,565	$59,220
Interest expense and other financing costs, net	2,456	3,383	17,173	13,364
Income taxes	17,955	12,962	50,934	31,158
Depreciation and amortization	6,607	6,265	24,353	25,060
Adjustment of liability for contingent consideration	-	-	250	-
Stock-based compensation	2,222	1,562	7,873	6,073

Adjusted EBITDA (1)	$57,131	$55,429	$176,148	$134,875

(1) Adjusted EBITDA is defined as net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization and stock-based compensation. EBITDA is a measure commonly used in the distribution industry, and we present Adjusted EBITDA to enhance your understanding of our operating performance. Adjusted EBITDA is used in our bank covenants and we use Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that Adjusted EBITDA is an operating performance measure that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Further, we believe that Adjusted EBITDA is a useful measure because it improves comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company’s business and to establish operational goals and forecasts that are used in allocating resources. We expect to compute our non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

While we believe Adjusted EBITDA is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles, or GAAP. You should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, Adjusted EBITDA has inherent material limitations as a performance measure. It does not include interest expense and other financing costs and, because we have borrowed money, interest expense is a necessary element of our costs. In addition, Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Moreover, Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since Adjusted EBITDA excludes these items, it has material limitations as a performance measure. The Company’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

BEACON ROOFING SUPPLY, INC.
Adjusted Diluted Net Income per Share ("Adjusted Earnings per Share")
Unaudited
(Dollars in thousands except per share amounts)

	Three Months Ended September 30,				Fiscal Years Ended September 30,
		Diluted		Diluted		Diluted		Diluted
	2012	EPS	2011	EPS	2012	EPS	2011	EPS

Net income	$27,891	$0.58	$31,257	$0.67	$75,565	$1.58	$59,220	$1.27

Company adjustments, net of income taxes:
Fair value of certain interest rate derivatives and
charge associated with refinancing	(656)	(0.01)	-	-	2,293	0.05	-	-
Termination benefits	1,775	0.04	-	-	1,775	0.04	-	-
Increase in liability for purchase consideration	-	-	-	-	250	0.01	-	-

Change in tax status of foreign entity	-	-	(5,060)	(0.11)	-	-	(5,060)	(0.11)

Adjusted net income	$29,009	$0.60	$26,197	$0.56	$79,882	$1.67	$54,160	$1.16

Note: Some totals above may not foot due to rounding.

Note: The Company’s management believes that "Adjusted Earnings per Share," which excludes certain events such as the recognition of the fair value of certain interest rate derivatives in interest expense and other financing costs, the Company’s refinancing charge in April 2012, termination benefits, and the increase in the liability for consideration due for the Enercon acquisition, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The above termination benefits are associated with an acquisition and the announced retirement of our CFO. While management believes Adjusted Earnings per Share (EPS) is a useful measure for investors, it is not a measurement presented in accordance with United States generally accepted accounting principles (GAAP). You should not consider Adjusted Earnings per Share in isolation or as a substitute for diluted earnings per share calculated in accordance with GAAP.

BECN-F

Contacts

Beacon Roofing Supply, Inc.

Dave Grace, 978-535-7668 x14

CFO

dgrace@beaconroofingsupply.com

Source: Beacon Roofing Supply, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20121129000000/en